EXHIBIT 10.2

FIRST AMENDMENT

TO

REAL ESTATE PURCHASE AND SALE AGREEMENT

This First Amendment to Purchase and Sale Agreement (this “Amendment”) is entered into as of October 23, 2008 by and between MIREF Governor Park, LLC, a Delaware limited liability company, as successor by assignment to McMorgan Institutional Real Estate Fund I, LLC, a Delaware limited liability company (“Seller”) and FPA Governor Park Associates, LLC, a Delaware limited liability company, as successor by assignment to Fowler Property Acquisitions, LLC, a California limited liability company (“Buyer”).

BACKGROUND

A. Seller and Buyer entered into a Purchase and Sale Agreement dated as of September 9, 2008, as modified by that certain extension notice (the “Extension Notice”) by Buyer to Seller on September 19, 2008, (as modified, the “Purchase Agreement”) concerning certain premises located at Two and Five Governor Park, San Diego, California. Capitalized terms used herein without definition have the meaning given to them in the Purchase Agreement.

B. The Purchase Agreement currently provides that the Closing must occur on or before October 27, 2008; however, Buyer desires to extend the Scheduled Closing Date to December 19, 2008.

C. In consideration of Seller’s agreement to extend the Scheduled Closing Date as provided above, Seller and Buyer have agreed to order the Title Company to release the Deposit and the Extension Fee to Seller and have further agreed that all conditions precedent to Buyer’s obligation to acquire the Property on the terms and conditions of the Purchase Agreement (including, without limitation, Buyer’s approval of the Acquisition Loan Documents) have been satisfied and that the Deposit and Extension Fee are hereinafter non-refundable except only in the event of Seller’s refusal or failure to consummate the Closing in default of Seller’s obligations under the Purchase Agreement. Seller and Buyer desire to amend the Purchase Agreement as provided above and in certain other respects, all as hereinafter provided.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

1.	Closing Date. Section 7(b) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“The Closing hereunder shall be held and delivery of all items to be made at the Closing shall be made at the offices of Title Company on or before 8:00 a.m. (Pacific Time) on December 19, 2008 (the “Scheduled Closing Date”).”

2.	Deposit and Extension Fee. As of the date of this Amendment, Buyer has deposited with the Title Company the Deposit and the Extension Fee, and Seller has deposited the executed and acknowledged Deed with the Title Company conveying the Real Property to Buyer. Seller and Buyer hereby jointly order the Title Company to promptly release to Seller (pursuant to wiring instructions delivered by Seller to Title Company) the entire Deposit and Extension Fee, together with any interest earned thereon accrued to the date of this Amendment (the “Accrued Interest”). If the transaction under the Purchase Agreement is consummated in accordance with the terms thereof and hereof (i) the Deed shall be recorded by the Title Company in the Official Records of the County of San Diego, California and (ii) the Deposit, the Extension Fee and the Accrued Interest through the date of this Amendment shall be applied to the Purchase Price. Buyer hereby waives any defenses to the release of the Deposit and the Extension Fee existing as of the date of this Amendment, which Deposit and Extension Fee shall be fully non-refundable to Buyer and treated as an option fee paid by Buyer in consideration of Seller’s agreement to extend the Scheduled Closing Date to December 19, 2008 and to sell the Property to Buyer on the terms and conditions of the Purchase Agreement. Notwithstanding the foregoing, Seller shall refund to Buyer the Deposit, Extension Fee and Accrued Interest as of the date of this Amendment if and only if Seller refuses or fails to consummate the Closing of the sale of the Property to Buyer in default of its obligations under the Purchase Agreement and such refusal or failure by Seller is the sole reason that the Closing is not consummated.

3.	Acquisition Loan Documents. The parties hereby approve the Acquisition Loan Documents distributed by Goodwin|Procter LLP on October 13, 2008 and attached hereto as Exhibit A and agree that such Acquisition Loan Documents are in final form. Each of Seller and Buyer agrees to execute, acknowledge and deliver, as applicable, the Acquisition Loan Documents to which it is a party at the Closing in accordance with the Purchase Agreement.

4.	Buyer’s Conditions Precedent. Buyer hereby unconditionally and irrevocably agrees that Conditions Precedent to its obligation to consummate the Closing (except only the Condition Precedent set forth in Section 5(a)(ii) of the Purchase Agreement) have been fully satisfied as of the date hereof, and if and to the extent that any such Conditions Precedent are not satisfied as of the date hereof Buyer hereby and unconditionally and irrevocably waives such Conditions Precedent.

5.	Ratification. Except as herein amended, the Purchase Agreement is hereby ratified and confirmed in all other respects. All references in the Purchase Agreement to “this Agreement” shall mean the Purchase Agreement as amended by this Amendment.

6.

Signatures. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and together constitute one and the same instrument. Signatures to this Amendment executed and transmitted by facsimile

(or by copies of physically signed documents exchanged via email attachments in PDF format or its equivalent) shall be valid and effective to bind the party so signing.

[Remainder of Page Intentionally Left Blank]

EXECUTED as an instrument under seal of the date first written above.

SELLER:

MIREF GOVERNOR PARK, LLC a Delaware limited liability company

By:	McMorgan & Company LLC, a Delaware limited liability company
Its:	Manager

By:	/s/ Thomas P. O’Hanlon
Name:	Thomas P. O’Hanlon
Title:	Vice President

BUYER:

FPA GOVERNOR PARK ASSOCIATES, LLC, a Delaware limited liability company

By:	GF Governor Park, LLC, a Delaware limited liability company
Its:	Manager

By:	/s/ Michael B. Earl
Name:	Michael B. Earl
Title:	Manager

RECEIPT BY THE ESCROW AGENT

Escrow Agent hereby confirms receipt of this Amendment.

ESCROW AGENT

CHICAGO TITLE COMPANY

By:	/s/ Susan Trowbridge
Name:	Susan Trowbridge
Title:	Escrow Officer